UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

China Finance, Inc.
(Exact name of registrant as specified in its charter)

Utah	87-0650976
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

1330 Avenue of the Americas, 21stFloor, New York, NY	10019
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class it to be registered
Common Stock, par value $0.001 per share	NYSE Alternext US LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box.  [ X ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box.  [    ]

Securities Act registration statement file number to which this form relates: 333-46114.

Securities to be registered pursuant to Section 12(g) of the Act: None

Item 1.          Description of Registrant’s Securities to be Registered.

The Registrant’s authorized capital stock consists of 100,000,000 shares of $0.001 par value common stock. All shares have equal voting rights, which are not cumulative, and all shares are not assessable. The holders of the common stock do not have preemptive rights to subscribe for any additional securities and they have no right to require the Registrant to redeem or purchase their shares.

Upon liquidation, dissolution or winding up of the Registrant and after the payment of liabilities and satisfaction of all claims, the Registrant’s assets will be distributed pro rata to the holders of the common stock. The shares of common stock presently outstanding are, and the shares of common stock which may be sold in future, will be upon issuance, fully paid and nonassessable.

Holders of the Registrant’s common stock are entitled to share equally in dividends when, as and if declared by the Board of Directors, out of funds legally available for that purpose. There is no preferred stock issued, authorized or proposed.  The Registrant has not paid any cash dividends on its common stock, and it is unlikely that any such dividends will be declared in the foreseeable future.

As of October 29, 2008, the Registrant had 57,761,744 shares of common stock issued and outstanding, which are held by 424 public shareholders.

There are no provisions in the Registrant’s charter or bylaws that would delay, defer or prevent a change in control of the Registrant.

Item 2.          Exhibits.

Under “Instructions as to Exhibits,” no exhibits are required to be filed because no other securities of the Registrant are to be registered on NYSE Alternext US LLC, and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CHINA FINANCE, INC. (Registrant)

Date: October 31, 2008	By:	/s/ Ann Yu
Ann Yu
Chief Executive Officer